Exhibit 99.1

Liberty Global to Present at the Morgan Stanley European Technology, Media & Telecom Conference

Denver, Colorado - October 31, 2018:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Morgan Stanley European Technology, Media & Telecom Conference on Thursday, November 15, 2018 at 8:55 a.m. CET at the Hotel Arts in Barcelona, Spain. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:

Matt Coates	+44 20 8483 6333	Bill Myers	+1 303 437 5880

John Rea	+1 303 220 4238	Matt Beake	+44 20 8483 6428

Stefan Halters	+1 303 784 4528